SWIFT ENERGY REPORTS:
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         REPORTS 2004 RECORD PRODUCTION;
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         2004 RESERVES AND SPENDING;
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         UPDATES OPERATIONS; AND
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         ANNOUNCES 2005 CAPITAL BUDGET
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HOUSTON,  February 1, 2005 - Swift Energy  Company (NYSE:  SFY) announced  today that 2004 production increased approximately 10% to 58.3 Billion cubic feet equivalent ("Bcfe"), with 42.0 Bcfe produced domestically and 16.3 Bcfe produced in New Zealand. This compares to 2003 production of 53.2 Bcfe (33.8 Bcfe domestic, 19.4 Bcfe New Zealand). The Company achieved these increases despite an announced slowdown in 2004 drilling activity in Lake Washington, which was implemented to allow space and time to conduct a proprietary 3-D seismic survey as well as to undertake significant facilities improvements.

Swift Energy's 2004 year-end proved reserves totaled an estimated 800 Bcfe, a decrease of 3% from 2003 year-end estimate of 820 Bcfe. This slight reduction of proved reserves resulted in part from focusing the Company's reduced drilling activity in Lake Washington on close-in proved undeveloped locations that helped optimize production in a high-price environment, but which also resulted in smaller additions to proved reserves.

Capital expenditures during 2004 totaled approximately $190 million, which included approximately $13.9 million of facilities work and $11.5 million of seismic costs. Capital expenditures in 2005 are projected to total between $200 and $220 million, net of dispositions, with much of the activity planned for Southern Louisiana in Lake Washington and the surrounding area.

Terry Swift, CEO of Swift Energy, commented, "Swift Energy's primary focus in 2004 was to grow production through development drilling and take advantage of the record level pricing in the commodity environment. We also expanded our strategic South Louisiana salt dome initiatives and prepared for a 2005 New Zealand exploration program, which we expect will provide a foundation for future reserves and production growth. The South Louisiana initiatives included the completion of the Lake Washington 3-D seismic survey, the purchase of a large adjacent 3-D data set, the construction of processing facilities and the acquisition of two strategic salt dome assets in Louisiana with geology similar to the Lake Washington area. We are pleased with our 10% organic growth in 2004 annual production. Although our 2004 finding and development costs were higher than anticipated, our global three year average finding and development costs1 remain at approximately $1.47 per Mcfe."


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Terry Swift  continued,  "We believe  that with our newly  acquired  3-D seismic data, our producing property acquisitions in the Bay de Chene and Cote Blanche Island areas, and our increased production capacity in Lake Washington, we have positioned the Company for 2005 reserves and production growth in the range of 7% to 12% from our core areas along the Gulf Coast and in New Zealand. Swift Energy's 2004 financial results are some of the best in our history, driven by outstanding profit margins."

2004 Production

Swift Energy's total production for 2004 increased approximately 10% to 58.3 Bcfe compared to 53.2 Bcfe produced in 2003. For the fourth quarter of 2004, our record production totaled approximately 15.9 Bcfe with domestic activity contributing approximately 11.3 Bcfe and New Zealand contributing approximately
4.6 Bcfe. This represents a 19% increase from the 13.4 Bcfe of production during the same quarter in 2003 and a 14% increase from the prior quarter in 2004, primarily as a result of completion of certain fourth quarter facility enhancements and well connections in both Lake Washington and New Zealand. Domestically, production grew 28% compared to the same quarter in 2003 and increased 11% from the prior quarter of 2004. New Zealand saw a 1% increase in production from the same quarter in 2003 and a 23% increase from the prior quarter in 2004. The average oil price received by the Company during the fourth quarter of 2004 is expected to exceed $44.00 per barrel globally. Also in the fourth quarter, the Company's estimated average prices received for natural gas are expected to exceed $6.00 per thousand cubic feet ("Mcf") domestically and $2.50 per Mcf in New Zealand, and for natural gas liquids the prices are expected to exceed $24.00 per barrel domestically and $16.00 per barrel in New Zealand.

2004 Reserves

Swift Energy's total proved reserves in 2004 decreased by 3% to approximately 800 Bcfe from 820 Bcfe in 2003, which as mentioned previously, resulted primarily from a slowdown of drilling activity in Lake Washington in order to allow for the implementation of a 3-D seismic survey and facilities improvements in the area. All of the Company's reserves are audited annually by H.J. Gruy and Associates, Inc, independent petroleum consultants. Proved developed reserves represented 56% of the total 2004 ending reserves. Over the past three years, Swift Energy has had average reserves replacement of approximately 205% of production, with a finding and development cost(1) of approximately $1.47 per thousand cubic feet equivalent ("Mcfe"). For 2004, the Company replaced 70% of its production with a finding and development cost1 of approximately $4.63 per Mcfe. Higher finding and development costs are common during periods of decreased emphasis on step-out drilling. The strategic decision to slow down Lake Washington drilling in 2004 to acquire 3-D seismic for the area, while contributing to the increased finding and development costs in the short-term, will benefit the Company's future long-term drilling program.

Domestic reserves increased slightly to 653 Bcfe compared with 644 Bcfe of domestic reserves in 2003, while Swift focused 63% of domestic drilling on proved undeveloped reserves ("PUD"). Swift Energy's proved reserves in the Lake Washington area in Plaquemines Parish, Louisiana, increased 4% to 45.4 million barrels of oil equivalent (or 272.5 Bcfe) from 43.5 million barrels of oil equivalent (or 260.9 Bcfe) a year earlier, the largest increase in any of Swift

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SWIFT/3

Energy's core properties and the focus of the majority of the Company's 2004 capital expenditures, which were approximately $72.5 million in this area in 2004. This amount includes the seismic shoot in the third quarter which has just finished initial processing. This domestic reserves total also includes 43.4 Bcfe of proved reserves attributable to the recent South Louisiana acquisitions, which were closed at year-end.

In New Zealand, 2004 proved reserves declined by 16% to 147 Bcfe from 176 Bcfe in 2003. The main reason for the decline was that Swift Energy's 2004 drilling campaign was focused entirely on development drilling for PUD conversion and also a downward revision related to the Tariki and Manutahi sands in the Rimu/Kauri area.

2005 Capital Expenditure Budget

Swift Energy currently plans to spend $200 to $220 million in total capital expenditures in 2005, net of dispositions. There are not any acquisitions currently included in the 2005 capital budget. Approximately 80% of the budget is targeted for domestic activities, primarily in Southern Louisiana near Lake Washington and the surrounding area, with about 20% planned for activities in New Zealand. As previously mentioned, $15 to $20 million will be focused on activity at the newly acquired properties, Bay de Chene and Cote Blanche Island. The above amounts are net of approximately $5 to $15 million of non-core property dispositions that are planned for later in 2005. Swift's 2005 capital expenditures will begin at the low end of the range, and depending on commodity prices and operational performance, they may increase to the high end of the range.

Domestic Operations Update

During the fourth quarter 2004, Swift Energy completed the data acquisition phase of its 3-D seismic project in Lake Washington and began to process and correlate this data, which will play a key role in the Company's drilling program for 2005 and beyond. Swift Energy recently added a second drilling rig in the Lake Washington area and is continuing its focus on long-term planning for production growth and the enhancement of facilities in this field. The Company is in the planning and design stages to expand capacity at two of its production platforms, the CM3 and the 6700 platforms. The CM3 platform in the southern portion of the field processes sour crude production and is currently at capacity, while the 6700 platform is located in the central portion of the field and processes sweet crude and is near capacity. These expansions are expected to be completed in the third quarter of 2005.

Swift Energy drilled thirteen wells domestically in the fourth quarter of 2004 with eight successes. In the Lake Washington area, the Company successfully drilled two of three development wells and two of six exploration wells, all based on subsurface geology. Three of these wells are waiting on completion procedures. Swift Energy also completed two development wells in the AWP Olmos area in McMullen County, Texas and also successfully drilled a South Texas development well in Goliad County, Texas. In addition, Swift participated in the successful drilling of a well in Alabama that was operated by another company.

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SWIFT/4

New Zealand Operations Update

In the fourth quarter of 2004, the Tariki-D1 well was drilled to a total depth of 8,570 feet and was completed in the Tariki sand. The Tariki-D1 well is currently cleaning up on a long-term production test with initial flow rates of approximately 1.0 million cubic feet per day, with 280 barrels of liquid per day. Further testing and evaluation will be required to establish production levels. Swift Energy also drilled the Kauri-E7 to a total depth of 9,843 feet. This well was completed in the Kauri sand and is waiting on fracture stimulation scheduled in the second quarter 2005. Swift Energy is currently drilling the Kauri-E8A well in the Rimu-Kauri area and the Karaka-A1 well, a shallow exploration well, as part of the Ballance JV on Petroleum Exploration Permit 38742 in the northern Taranaki Basin.

Earnings Conference Call

Swift Energy will report fourth quarter and year-end 2004 financial results on Thursday, February 17, 2005 by issuing a news release before the market opens and conducting a conference call on that date at 8:30 a.m. CST. To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on February 17 until February 25, by dialing 973-341-3080 and using pin #5652029. Additionally, the conference call will be available over the Internet by accessing the Company's website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company's website.

Celebrating its 25th anniversary in 2004 and headquartered in Houston, Swift Energy engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Louisiana and Texas and onshore oil and natural gas reserves in New Zealand. The Company has consistently shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

Footnote:

(1) Estimates of finding and development costs for 2004 are calculated by using the total reserves adds [which is the sum of (a.) revision of previous estimates, (b.) extensions, discoveries and other additions, and (c.) purchases of minerals] and then dividing that into the total acquisition, exploration and development costs for the current year of 2004. For the three year average, the formula sums total reserves adds for the years 2002, 2003 and 2004 and then divides that into the total acquisition, exploration and development costs for the years 2002, 2003 and 2004.

This  material  includes  "forward-looking  statements"  within  the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission.


                     CONTACT: Swift Energy Company, Houston
                Scott A. Espenshade, 281-874-2700 or 800-777-2412
               16825 Northchase Drive, Suite 400, Houston TX 77060
                               www.swiftenergy.com